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                           BEVERLY ENTERPRISES, INC.

                                  EXHIBIT 11.1

                      COMPUTATION OF NET INCOME PER SHARE

      THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994

                                  (UNAUDITED)

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                    THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                       SEPTEMBER 30,                    SEPTEMBER 30,
                                                                 ----------------------            -------------------------
                                                                   1995          1994                  1995          1994
                                                                 ---------     --------            -----------   -----------
PRIMARY:
  Net income                                                     $  24,778    $  23,496              $  55,633     $  57,643

  Preferred stock dividends                                         (2,063)      (2,063)                (6,188)       (6,188)
                                                                 ---------    ---------              ---------     ---------
  Net income applicable to common shares                         $  22,715    $  21,433              $  49,445     $  51,455
                                                                 =========    =========              =========     =========

  Applicable common shares:
    Weighted average outstanding shares during the period           98,257       85,527                 90,121        85,374
    Weighted average shares issuable upon exercise of
      common stock equivalents outstanding (principally
      stock options) using the "treasury stock" method               1,622        1,537                  1,615         1,640
                                                                 ---------    ---------              ---------     ---------
    Total                                                           99,879       87,064                 91,736        87,014
                                                                 =========    =========              =========     =========

  Net income per share of common stock                           $    0.23    $    0.25              $    0.54     $    0.59
                                                                 =========    =========              =========     =========

FULLY DILUTED:
  Net income                                                     $  24,778    $  23,496              $  55,633     $  57,643

  Reduction of interest and amortization expenses resulting
    from assumed conversion of 7.625% convertible
    subordinated debentures                                             --(a)        --(a)                  --(a)         --(a)

  Reduction of interest and amortization expenses resulting
    from assumed conversion of zero coupon notes                        --(a)        --(a)                  --(a)         --(a)
  Less applicable income taxes                                          --           --                     --            --
                                                                 ---------    ---------              ---------     ---------
  Adjusted net income                                               24,778       23,496                 55,633        57,643
  Preferred stock dividends                                             --           --                 (6,188)           --
                                                                 ---------    ---------              ---------     ---------
  Adjusted net income applicable to common shares                $  24,778    $  23,496              $  49,445     $  57,643
                                                                 =========    =========              =========     =========

  Applicable common shares:
    Weighted average outstanding shares during the period           98,257       85,527                 90,121        85,374
    Assumed conversion of cumulative convertible
      exchangeable preferred stock                                  11,253       11,253                     --(a)     11,253

    Weighted average shares issuable upon exercise of
      common stock equivalents outstanding (principally
      stock options) using the "treasury stock" method               1,699        1,832                  1,786         1,854
    Assumed conversion of 7.625% convertible subordinated
      debentures                                                        --(a)        --(a)                  --(a)         --(a)
    Assumed conversion of zero coupon notes                             --(a)        --(a)                  --(a)         --(a)
                                                                 ---------    ---------              ---------     ---------
    Total                                                          111,209       98,612                 91,907        98,481
                                                                 =========    =========              =========     =========

   Net income per share of common stock                          $    0.22    $    0.24              $    0.54     $    0.59
                                                                 =========    =========              =========     =========
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(a)  Conversion would be anti-dilutive and is therefore not assumed in the computation of earnings per share of common stock.